Term sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 108-A-II dated December 2, 2008	Term Sheet Product Supplement No. 108-A-II Registration Statement No. 333-155535 Dated January 12, 2011; Rule 433

Structured Investments

JPMorgan Chase & Co.
$
10.50%† per annum Upside Auto Callable Single Observation Reverse Exchangeable Notes due January 31, 2012 Linked to the Common Stock of Silver Wheaton Corp.
†The actual interest rate will be determined on the pricing date and will not be less than 10.50% per annum.

General

  The notes are designed for investors who seek a higher interest rate than either the current dividend yield on the Reference Stock or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation in the Reference Stock, to accept the risks of owning equities in general and the common stock of Silver Wheaton Corp., in particular, to assume the risk that the notes will be automatically called and the investors will receive less interest than if the notes are not automatically called and, if the notes are not automatically called, to lose some or all of their principal at maturity.
  If the notes are not automatically called, the notes will pay at least 10.50% per annum interest over the term of the notes. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on whether the Final Share Price of the Reference Stock is less than the Initial Share Price by more than the Protection Amount as described below. If the notes are automatically called, you will receive, for each $1,000 principal amount note, $1,000 plus accrued and unpaid interest. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing January 31, 2012*
  If the notes are not automatically called, payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the Reference Stock (or, at our election, the Cash Value thereof), in each case, together with any accrued and unpaid interest, as described below.
  Minimum denominations of $1,000 and integral multiples thereof
  The terms of the notes as set forth in “Key Terms” below, including those set forth under “Key Terms – Payment at Maturity,” to the extent they differ or conflict with those set forth in the accompanying product supplement no. 108-A-II, supersede the terms set forth in product supplement no. 108-A-II. Please refer to “Supplemental Terms of the Notes” in this term sheet for more information.

Key Terms

Reference Stock:

The common shares, no par value, of Silver Wheaton Corp. (New York Stock Exchange symbol “SLW”). We refer to Silver Wheaton Corp. as “Silver Wheaton” and to the common shares of Silver Wheaton as the “common stock of Silver Wheaton”.

Interest Rate:
  at least 10.50% per annum if the notes are not automatically called; or
  if the notes are automatically called:
    at least 2.625% if the notes are automatically called on the first Call Date;
    at least 5.25% if the notes are automatically called on the second Call Date;
    at least 7.875% if the notes are automatically called on the third Call Date; or
    at least 10.50% if the notes are automatically called on the final Call Date,

in each case equivalent to 10.50% per annum, paid monthly and calculated on a 30/360 basis. The actual interest rate will be determined on the Pricing Date and will not be less than 10.50% per annum.
Automatic Call:	If on any of the four (4) Call Dates, the closing price of the Reference Stock is greater than the Initial Share Price, the notes will be automatically called on that Call Date.
Payment if Called:	If the notes are automatically called, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.
Protection Amount:	An amount that represents at least 35.00% of the Initial Share Price, subject to adjustments
Pricing Date:	On or about January 26, 2011
Settlement Date:	On or about January 31, 2011
Call Dates*:	April 27, 2011 (first Call Date), July 27, 2011 (second Call Date), October 26, 2011 (third Call Date) and January 26, 2012 (final Call Date, which is also the Observation Date)
Call Settlement Dates*:

May 2, 2011 (first Call Settlement Date), August 1, 2011 (second Call Settlement Date), October 31, 2011 (third Call Settlement Date) and January 31, 2012 (final Call Settlement Date, which is also the Maturity Date), each of which is the third business day after the applicable Call Date specified above, provided that the final Call Settlement Date is the Maturity Date.

Observation Date*:	January 26, 2012
Maturity Date*:	January 31, 2012
CUSIP:	48125XAY2
Interest Payment Dates:

Interest on the notes will be payable monthly in arrears on the last calendar day of each month (each such day, an “Interest Payment Date”), commencing February 28, 2011, to and including the Maturity Date, unless the notes are automatically called. If the notes are automatically called, interest will accrue to but excluding the applicable Call Settlement Date, and will be payable on each Interest Payment Date occurring before the applicable Call Settlement Date and on the applicable Call Settlement Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this term sheet for more information.

Payment at Maturity:

If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on the performance of the Reference Stock. If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless the Final Share Price is less than the Initial Share Price by more than the Protection Amount. If the notes are not automatically called and the Final Share Price is less than the Initial Share Price by more than the Protection Amount, at maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value thereof will most likely be substantially less than the principal amount of your notes, and may be zero.

Physical Delivery Amount:	The number of shares of the Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the Initial Share Price, subject to adjustments
Cash Value:	The product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price, subject to adjustments
Initial Share Price:

The closing price of the Reference Stock on the Pricing Date. The Initial Share Price is subject to adjustments in certain circumstances. See “Description of Notes – Payment at Maturity” and “General Terms of Notes – Anti-Dilution Adjustments” in the accompanying product supplement no. 108-A-II for further information about these adjustments.

Final Share Price:	The closing price of the Reference Stock on the Observation Date

* Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Automatic Call” or “Description of Notes — Payment at Maturity,” as applicable, in the accompanying product supplement no. 108-A-II

Investing in the Upside Auto Callable Single Observation Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 108-A-II and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)    The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2)    If the notes priced today, J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $50.00 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of approximately $35.00 per $1,000 principal amount note. This commission will include the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. The concessions of approximately $35.00 include concessions and other amounts to be allowed to selling dealers and concessions and other amounts to be allowed to any arranging dealer. The actual commission received by JPMS may be more or less than $50.00 and will depend on market conditions on the Pricing Date. In no event will the commission received by JPMS, which includes concessions to be paid to other dealers, exceed $55.00 per $1,000 principal amount note. See “Plan of Distribution” beginning on page PS-37 of the accompanying product supplement no. 108-A-II.

The agent for this offering, JPMS, is an affiliate of ours. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this term sheet.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

January 12, 2011

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 108-A-II and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 108-A-II dated December 2, 2008. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 108-A-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 108-A-II dated December 2, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005840/e33746_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of this offering, the concept of a “Monitoring Period,” as described in the accompanying product supplement no. 108-A-II, is not applicable. Instead, if the notes are not automatically called, whether you will receive at maturity the principal amount of your notes or a number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof) will depend on the closing price of the Reference Stock on a single day (the Observation Date) only, which we also refer to as the Final Share Price, as more fully described under “Key Terms — Payment at Maturity” in this term sheet. Accordingly, you should disregard the definition for the “Monitoring Period” in the accompanying product supplement no. 108-A-II, and you should deem references in the accompanying product supplement no. 108-A-II to (a) “the Monitoring Period” to be “the Observation Date,” and (b) “on any day during the Monitoring Period” or “during the Monitoring Period” to be “on the Observation Date.”

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay (1) if the notes are not automatically called, at least 10.50%per annum interest over the term of the notes, or (2) if the notes are automatically called: (i) at least 2.625% if called on the first Call Date; (ii) at least 5.25% if called on the second Call Date; (iii) at least 7.875% if called on the third Call Date or (iv) at least 10.50% if called on the final Call Date, in each case equivalent to at least 10.50% per annum interest, from the issue date to but excluding the applicable Call Settlement Date, each of which is higher than the yield currently available on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. The actual interest rate will be determined on the Pricing Date and will not be less than 10.50% per annum. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of (1) if the notes are not automatically called, at least 10.50% per annum interest over the term of the notes, or(2) if the notes are automatically called, (i) at least 2.625% if called on the first Call Date; (ii) at least 5.25% if called on the second Call Date; (iii) at least 7.875% if called on the third Call Date or (iv) at least 10.50% if called on the final Call Date, in each case equivalent to at least 10.50% per annum interest, from the issue date to but excluding the applicable Call Settlement Date. Interest will be payable monthly in arrears on the last calendar day of each month (each such day, an “Interest Payment Date”), commencing February 28, 2011, to and including the Maturity Date, unless the notes are automatically called. If the notes are automatically called, interest will accrue to but excluding the applicable Call Settlement Date, and will be payable on each Interest Payment Date occurring before the applicable Call Settlement Date and on the applicable Call Settlement Date. Interest will be payable to the holders of record at the close of business on the date 15 calendar days prior to the applicable Interest Payment Date or applicable Call Settlement Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly interest payment due in April 2011 will be payable on May 2, 2011.
  POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of the Reference Stock is greater than the Initial Share Price on any of the four (4) Call Dates, your notes will be automatically called prior to the maturity date. Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Call Settlement Date.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Silver Wheaton Corp.	TS-1

  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity so long as the Final Share Price is not less than the Initial Share Price by more than the Protection Amount on the Observation Date. However, if the notes are not automatically called and if the Final Share Price is less than the Initial Share Price by more than the Protection Amount, you could lose the entire principal amount of your notes.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 108-A-II. We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as units comprising: (i) a Put Option written by you that is automatically terminable in circumstances where an Automatic Call occurs and that, if not terminated, requires you to purchase the Reference Stock (or, at our option, the Cash Value thereof) from us at maturity under circumstances where the payment at maturity is the Physical Delivery Amount and (ii) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation to purchase the Reference Stock. We will determine the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on January 11, 2011, we would have treated approximately 8.38% of each coupon payment as interest on the Deposit and the remainder as Put Premium. The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while the Put Premium will not be taken into account prior to maturity or sale, including as a result of an Automatic Call. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 108-A-II dated December 2, 2008.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, the payment at maturity will be based on whether the Final Share Price is less than the Initial Share Price by more than the Protection Amount. Under certain circumstances, you will receive at maturity a predetermined number of shares of the Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the Reference Stock or the Cash Value thereof will most likely be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.
  THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — The notes will be called before maturity if the closing price of the Reference Stock is greater than the Initial Share Price on any of the four (4) Call Dates. Under these circumstances, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Call Settlement Date.
  YOUR PROTECTION MAY TERMINATE ON THE OBSERVATION DATE — If the notes are not automatically called and the closing price of the Reference Stock on the Observation Date (i.e., the Final Share Price) is less than the Initial Share Price minus the Protection Amount, you will be fully exposed to any depreciation in the Reference Stock. Because the Final Share Price will be determined based on the closing price on a single trading day near the end of the term of the notes, the price of the Reference Stock at the maturity date or at other times during the term of the notes could be at a level above the Initial Share Price minus the Protection Amount. This difference could be particularly large if there is a significant decrease in the price of the Reference Stock during the later portion of the term of the notes or if there is significant volatility in the price of the Reference Stock during the term of the notes, especially on dates near the Observation Date.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Call Settlement Date and on the Interest Payment Dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with Silver Wheaton, including extending loans to, or making equity investments in, Silver Wheaton or providing advisory services to Silver Wheaton. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Silver Wheaton, and these reports may or may not recommend that investors

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Silver Wheaton Corp.	TS-2

  buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of Silver Wheaton as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
  SINGLE STOCK RISK— The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon an automatic call described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Influence the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  PROTECTION AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically called, we will pay you your principal back at maturity only if the Final Share Price is not below the Initial Share Price by more than the Protection Amount. If the notes are not automatically called and the Final Share Price is less than the Initial Share Price by more than the Protection Amount, you will be fully exposed at maturity to any decline in the market price of the Reference Stock.
  VOLATILITY RISK — Greater expected volatility with respect to the Reference Stock indicates a greater likelihood as of the Pricing Date that the Reference Stock could close below the Initial Share Price by more than the Protection Amount on the Observation Date. The Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of the Reference Stock could fall sharply on the Observation Date, which could result in a significant loss of principal.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCK — If the notes are not automatically called and the Final Share Price is not below the Initial Share Price by more than the Protection Amount, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Reference Stock, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the applicable Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the notes.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the Reference Stock issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
  RISKS ASSOCIATED WITH NON-U.S. SECURITIES — An investment in the notes linked to the value of non-U.S. equity securities, such as the common shares of Silver Wheaton Corp. (“Silver Wheaton” and such common shares, the “common stock of Silver Wheaton”) which is issued by a Canadian issuer and traded on both The New York Stock Exchange in U.S. dollars and the Toronto Stock Exchange in Canadian dollars, involves risks associated with the home country of the issuer of the non-U.S. equity securities. The notes linked to the common stock of Silver Wheaton are linked to such common stock quoted and traded in U.S. dollars on The New York Stock Exchange, which may trade differently from such common stock, quoted and traded in Canadian dollars on the Toronto Stock Exchange. Non-U.S. companies, such as those in Canada, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of the issuer of the non-U.S. equity securities, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of such country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.
  THE NOTES LINKED TO THE COMMON STOCK OF SILVER WHEATON ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the common stock of Silver Wheaton is quoted and traded in U.S. dollars on The New York Stock Exchange and in Canadian dollars on the Toronto Stock Exchange, fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar will likely affect the relative value of the common stock of Silver Wheaton in the two different currencies and, as a result, will likely affect the market price of the common stock of Silver Wheaton trading on The New York Stock Exchange. These trading differences and currency exchange may affect the market value of the notes and whether the closing price of the common stock of Silver Wheaton will fall below the Protection Amount on any trading day during the Monitoring Period and whether the Final Share Price will be greater than, equal to or less than the Initial Share Price. The Canadian dollar has been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate of the Canadian dollar and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes linked to the common stock of Silver Wheaton are linked to such common stock. The exchange rate between the Canadian dollar and the U.S. dollar is the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Canada and the United States,

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Silver Wheaton Corp.	TS-3

  including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Canada and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Canada, the United States and other jurisdictions important to international trade and finance.
  NO AFFILIATION WITH SILVER WHEATON — We are not affiliated with Silver Wheaton. We assume no responsibility for the adequacy of the information about Silver Wheaton contained in this term sheet or in product supplement no. 108-A-II. You should undertake your own investigation into the Reference Stock and Silver Wheaton. We are not responsible for Silver Wheaton’s public disclosure of information, whether contained in SEC filings or otherwise.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 108-A-II.

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Silver Wheaton is derived from publicly available sources and is provided for informational purposes only. According to its publicly available filings with the SEC, Silver Wheaton, together with its subsidiaries, operates as a silver streaming company. The common stock of Silver Wheaton, no par value, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Silver Wheaton in the accompanying product supplement no. 108-A-II. Information provided to or filed with the SEC by Silver Wheaton pursuant to the Exchange Act can be located by reference to SEC file number 001-32482, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly closing price (in U.S. dollars) of the Reference Stock from May 12, 2006 through January 7, 2011. The closing price of the Reference Stock on January 11, 2011 was $35.11. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the Reference Stock on the Call Dates or the Observation Date. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Silver Wheaton will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Silver Wheaton Corp.	TS-4

Examples of Hypothetical Payments at Maturity for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity or upon an automatic call on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices and closing prices on any of the Call Dates. The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity, we have also assumed the following:

• the Initial Share Price:	$35.00	• the Protection Amount (in U.S. dollars): $12.25
• the Interest Rate:	10.50% per annum if the note is held to maturity
	2.625% (equivalent to 10.50% per annum) if the note is automatically called on the first Call Date
	5.25% (equivalent to 10.50% per annum) if the note is automatically called on the second Call Date
	7.875% (equivalent to 10.50% per annum) if the note is automatically called on the third Call Date
	10.50% (equivalent to 10.50% per annum) if the note is automatically called on the final Call Date
Hypothetical Highest Closing Price on any of the Call Dates	Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment at Maturity**	Payment on the applicable Call Settlement Date**	Total Value of Payment Received at Maturity or on the applicable Call Settlement Date**
$70.00	N/A	N/A	N/A	$1,000.00	$1,000.00
$52.50	N/A	N/A	N/A	$1,000.00	$1,000.00
$43.75	N/A	N/A	N/A	$1,000.00	$1,000.00
$36.75	N/A	N/A	N/A	$1,000.00	$1,000.00
$35.00	$35.00	100.00%	$1,000.00	N/A	$1,000.00
$35.00	$33.25	95.00%	$1,000.00	N/A	$1,000.00
$31.50	$22.75	65.00%	$1,000.00	N/A	$1,000.00
$22.75	$17.50	50.00%	28 shares of the Reference Stock or the Cash Value thereof	N/A	$500.00
$17.50	$8.75	25.00%	28 shares of the Reference Stock or the Cash Value thereof	N/A	$250.00
$10.50	$0.00	0.00%	28 shares of the Reference Stock or the Cash Value thereof	N/A	$0.00

**    Note that you will receive at maturity or on the applicable Call Settlement Date, as applicable, accrued and unpaid interest in cash, in addition to (1) at maturity, either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash or (2) on the applicable Call Settlement Date, $1,000 in cash. Also note that if you receive the Physical Delivery Amount at maturity, the total value of the payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.
The following examples illustrate how the total value of payments received at maturity or on the applicable Call Settlement Date, as applicable, set forth in the table above are calculated.

Example 1: The closing price of the Reference Stock on the first Call Date is $36.75. Because the closing price of the Reference Stock of $36.75 on the first Call Date is greater than the Initial Share Price of $35.00, the notes are automatically called and you will receive a payment on the first Call Settlement Date of $1,000 per $1,000 principal amount note.

Example 2: The highest closing price of the Reference Stock on any of the Call Dates was $35.00, and the Final Share Price is $33.25. Because the highest closing price of the Reference Stock of $35.00 on any of the Call Dates is not greater than the Initial Share Price of $35.00, the notes are not automatically called. Because the Final Share Price of $33.25 is less than the Initial Share Price of $35.00, by not more than the Protection Amount, you will receive at maturity a payment of $1,000 per $1,000 principal amount note.

Example 3: The highest closing price of the Reference Stock on any of the Call Dates was $22.75, and the Final Share Price is $17.50, a decline of more than the Protection Amount. Because the highest closing price of the Reference Stock of $22.75 on any of the Call Dates is not greater than the Initial Share Price of $35.00, the notes are not automatically called. Because the Final Share Price of $17.50 is less than the Initial Share Price of $35.00 by more than the Protection Amount, you will receive the Physical Delivery Amount, or, at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $17.50, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $500.00.

Regardless of the performance of the Reference Stock, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of (1), if the notes are held to maturity, at least $105.00 over the term of the notes or (2) if the notes are automatically called: (i) at least $26.25 if called on the first Call Date from the issue date to but excluding the first Call Settlement Date; (ii) at least $52.50 if called on the second Call Date from the issue date to but excluding the second Call Settlement Date; (iii) at least $78.75 if called on the third Call Date from the issue date to but excluding the third Call Settlement Date or (iv) at least $105.00 if called on the final Call Date from the issue date to but excluding the final Call Settlement Date. The actual interest rate will be determined on the Pricing Date and will not be less than 10.50% per annum. If the notes are held to maturity, the actual number of shares of the Reference Stock, or the Cash Value thereof, you may receive at maturity and the actual Protection Amount applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend in part on the Initial Share Price.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Silver Wheaton Corp.	TS-5

Supplemental Plan of Distribution (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMS, the agent for this offering. The net proceeds received from the sale of the notes will be used, in part, by JPMS or one of its affiliates in connection with hedging our obligation under the notes. In accordance with FINRA Rule 5121, JPMS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

JPMorgan Structured Investments — Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Common Stock of Silver Wheaton Corp.	TS-6